Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
NewBridge Bancorp
We have issued our reports dated March 18, 2010, with respect to the consolidated financial statements, schedules, and internal control over financial reporting incorporated by reference in the Annual Report of NewBridge Bancorp on Form 10-K for the year ended December 31, 2009 We hereby consent to the incorporation by reference of said reports in the Registration Statements of NewBridge Bancorp on Form S-8 Registration Statements Nos. 333-160071, 333-147393, 333-118394, 333-61046, 333-40561, 33-54610 and 33-81664, the Form S-3D Registration Statement No. 333-147392, and the Form S-3 Registration Statement No. 333-59464.
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 18, 2010